Exhibit (k) (2)

CONSULTING AGREEMENT

          THIS CONSULTING AGREEMENT (this “Agreement”) is made as of this 31st day of January 2003 by and between Patriot Capital Funding, Inc., a Delaware limited liability company with offices at 61 Wilton Road, Westport, Connecticut 06880 (the “Company”) and Philan LLC, a Connecticut limited liability company with offices at 61 Wilton Road, Westport, Connecticut 06880 (“Philan” or “Consultant”).

W I T N E S S E T H

     WHEREAS, the Company desires to retain the Consultant to provide certain management and administrative services to the Company; and

     WHEREAS, the Consultant has the experience, sources of information and facilities to perform the services described above; and

     WHEREAS, the Consultant is willing to serve as a consultant to the Company, under the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1. TERM

     The term of this agreement shall be for nine (9) years commencing on the date hereof unless sooner terminated pursuant to the provisions of paragraph 7 hereof (the “Term”).

          2. DUTIES

     Philan agrees to provide consultative services to the Company from time to time, as requested by the Company, in accordance with Philan’s duties hereunder. Philan’s principal duties shall consist analyzing the Company’s business or businesses and to assisting it in developing and planning the implementation of operating and internal growth strategies. Philan shall have no obligation to provide operational or general managerial services to the Company. If timely requested by the Company, appropriate personnel designated by Philan will attend meetings of the Company’s Board of Directors. The Company acknowledges that Philan has sole discretion in assigning such Philan personnel as it sees fit to discharge Philan’s duties and obligations hereunder.

          Philan shall use its commercial best commercial in the performance of its services hereunder, but shall have no liability to the Company or for any act or omission on its pan except in the event of Philan’s willful misconduct or gross negligence in the performance of its duties hereunder.

          3. FEES

     As compensation for the services to be furnished by Philan to the Company during the Term, the Company will pay to Philan an annual fee of Five Hundred Thousand Dollars ($500,000). An initial annual payment of $500,000 shall be due upon the execution of this Agreement; Philan’s annual fee and shall thereafter be payable in quarterly installments of $125,000 each, beginning on the anniversary of the execution of this Agreement. With the written consent of Philan, the Company may elect to defer any portion of Philan’s fee for such period, or subject to such conditions, as the Company and Philan may agree, to accommodate the Company’s cash flow restrictions or loan covenants, provided that no such deferral shall constitute a waiver of Philan’s right to receive such deferred fee.

          4. EXPENSES

     (a) During the Term, Philan personnel will undertake such travel as may be reasonably required in connection with the performance of Philan’s duties. The Company will pay (or reimburse) all reasonable travel expenses of Philan, and all reasonable direct expenses incurred by Philan in the performance of its duties hereunder, upon submission of proper documentation to the Company accounting for such expenses, provided that Philan shall be responsible for its ordinary operating expenses and in no event shall Philan be entitled to reimbursement of its overhead expenses or any other indirect expenses unless directly related to the performance of its duties hereunder.

     (b) Philan will be solely responsible for all salaries, wages, bonuses, health and other insurance expenses, pension fund payments, payroll taxes, and withholding applicable to its employees and shall seek no reimbursement therefor from the Company.

     (c) The parties hereto acknowledge that Philan and its officers, directors, employees, shareholders, consultants and agents are beneficiaries of the exculpation and indemnification provisions set forth in Sections 5.6, 5.7 and 5.13(d) of the Company’s Operating Agreement as in effect on the date hereof, and attached hereto as Exhibit A. The Company that it shall continue provide such exculpation and indemnification to Philan, notwithstanding any subsequent amendment to the Company’s Operating Agreement.

          5. EXCULPATION AND INDEMNIFICATION

     (a) To the fullest extent permitted by applicable law, the Company shall and does hereby agree to indemnify and hold harmless and pay all judgments and claims against Philan, its members, employees, shareholders or consultants (the “Indemnified Parties,” each of which shall be a third party beneficiary of this Agreement solely for purposes of this Section 5., from and against any loss or damage incurred by them or by the Company for any act or omission taken or suffered by the Indemnified Parties (including, without limitation, any act or omission taken or suffered by any of them in reasonable reliance upon and in accordance with the opinion or advice of experts, including, without limitation, of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation) in connection with the Company, including costs and reasonable attorneys’ fees and any amount expended in the settlement of any claims or loss or damage, except with respect to any Indemnified Party, (i) any act or omission which was not taken by the Indemnified Party in the good faith belief that such act or omission was in or not opposed to the Company’s best interest, or (ii) any act or omission with respect to which a court of competent jurisdiction has issued a final decision, judgment or order (whether or not subject to appeal) that such Indemnified Party was grossly negligent or engaged in willful misconduct. The provisions set forth in this Section 5, shall survive the termination of the Company and this Agreement.

     (b) Prior to any Indemnified Party seeking indemnification from the Company pursuant to Section 5,(a) hereof, such Indemnified Party shall seek payment, to the extent available, under any insurance policy of the Company.

     (c) Expenses reasonably incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount to the extent that it shall be determined upon final decision, judgment or order (whether or not subject to appeal) that such Indemnified Party is not entitled to be indemnified hereunder.

          6. RELATIONSHIP BETWEEN PARTIES

     (a) Philan shall for all purposes herein be deemed to be an independent contractor with respect to the Company. In no event shall Philan be deemed to be an agent, joint venturer or partner of the Company and it shall not hold itself out as such. Neither party shall have any power or right to incur any liability on behalf of the other party or obligate the other party. Each party shall discharge its own debts and obligations without recourse against the other.

     (b) The Company acknowledges that Philan is engaged in various other business activities, on its own behalf and on behalf of other persons to whom it renders consulting services, some of which may be deemed to be competitive with the business of the company. The services provided by Philan, its members, officers, and employees to the Company hereunder are not exclusive and such persons shall be free to render similar services to others so long as the consultant’s services hereunder are not impaired thereby. The Company hereby agrees not to assert any claim, whether for breach of loyalty or otherwise, on account of any actions taken or not taken by Philan with respect to any other business activities of Philan, so long as such actions were believed in good faith by Philan not to be opposed to the best interests of the Company.

          7. DEFAULTS

     The following shall constitute events of default (“Events of Default”) hereunder:

     (a) The failure of the Company to pay Philan any sums due Philan hereunder (taking into account any deferral of fees agreed to by the parties pursuant to Section 3 hereof) within ten (10) days of written demand therefor by Philan.

     (b) The failure of either party to perform, keep or fulfill in any material respect any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of such default for a period of thirty (30) days after notice of said default.

     (c) Upon the occurrence of any Event of Default, the non-defaulting party may give to the defaulting party notice of the non-defaulting party’s intention to terminate this Agreement specifying the cause therefor (“Default Notice”). If the defaulting party shall fail to cure the Event of Default before the expiration of a period of sixty (60) days from the date of such Default Notice, the other party shall have the option, in its sole discretion, to terminate this

Agreement at any time thereafter or seek such legal or equitable relief as it may deem appropriate in the circumstances.

          8. WAIVER AND ASSIGNMENT.

     The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party. In the event of consent by either party to an assignment of this Agreement, no further assignment shall be made without the express consent in writing of such party, unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement. Neither party shall assign or transfer or permit the assignment or transfer of this Agreement, or it rights or obligations hereunder without the prior written consent of the other; provided, however, that the sale of substantially all the assets of Philan to, or the merger of Philan into a single entity or a group of entities under common control, shall not constitute an assignment or transfer for purposes of this Section 9.

          9. MISCELLANEOUS

     (a) Right to Make Agreement. The Company and Philan each warrant that neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall violate any provision of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over the Company or Philan; result in or constitute a breach under any indenture, contract, other commitment or restriction to which either is a party or by which either is bound; or require any consent, vote or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the term of this Agreement and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

     (b) Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, but not including the choice of law rules thereof. EACH OF THE PARTIES HERETO AGREES THAT THIS AGREEMENT INVOLVES AT LEAST $100,000 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708.

     (c) Notices. Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered by hand against receipt or sent by certified or registered mail, return receipt requested:

To the Company:	Patriot Capital Funding, Inc.
61 Wilton Road, 2nd Floor
Westport, CT 06880
Attn: Tim Hassler

With a Copy to:	Morrison Cohen Singer & Weinstein, LLP
750 Lexington Avenue
New York, NY 10022
Attn: Brian B. Snarr

To Philan:	Philan, LLC
61 Wilton Road, 2nd Floor
Westport, CT 06880
Attn: I. Joseph Massoud

With a Copy to:	Squire Sanders & Dempsey, L.L.P.
312 Walnut Street, Suite 3500
Cincinnati, OH 45202
Attn: Stephen C. Mahon

     A party may change its address for receiving notices, statement and other communications by notice hereunder.

     (d) Interpretation. In the event that any portion of this Agreement shall be declared invalid by order, decree or judgment of a court of competent jurisdiction, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would operate as an undue hardship to Philan or the Company or constitute a substantial deviation from the general intent and purpose of said parties as reflected in this Agreement.

     (e) Survival. The provisions of this Agreement shall survive the termination of this Agreement with respect to any events occurring or matter arising while this Agreement was in effect.

     (e) Entire Agreement. This Agreement, together with other writings signed by the parties expressly stated to be supplementing hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings.

     (f) Amendment. This Agreement may not be amended or modified except by the written consent of each of the parties.

     (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one original instrument.

(Signature Pages Follow)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the year and day first above written.

Patriot Capital Funding, Inc.

By:	/s/ ALAN B. OFFENBERG

Name:	ALAN B. OFFENBERG

Title:	President

PHILAN, LLC

By:

Name:

Title:

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